  EXHIBIT 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Contact: Todd Waltz Chief Financial Officer (408) 213-0925 twaltz@aemetis.com

Aemetis Reports 2021 Fourth Quarter and Year-End Results

Year over year revenues increase 28% by $46 million

CUPERTINO, Calif. – March 10, 2022 – Aemetis, Inc. (NASDAQ: AMTX), a renewable natural gas and renewable fuels company focused on below zero carbon intensity products, today announced its financial results for the three and twelve months ended December 31, 2021.

“Revenues for 2021 increased 28% compared to 2020 due to increased demand for low carbon transportation fuels and as the economy continued to rebound from COVID-19 disruptions,” said Todd Waltz, Chief Financial Officer of Aemetis.  “Revenues during 2021 increased to $212 million compared to $166 million during 2020. Property acquired for carbon intensity reduction projects were $30.5 million for 2021 as our engineering and construction teams moved forward with the initiatives outlined in our Five-Year Plan,” added Waltz.

“We are pleased with the milestones accomplished during 2021 and early 2022, including the acquisition of the 125-acre Riverbank Industrial Complex for our sustainable aviation fuel and renewable diesel plant, as well as signing $2.5 billion of off-take agreements with major airlines and $3.2 billion with a leading travel stop chain,” said Eric McAfee, Chairman and CEO of Aemetis.  “The Aemetis Biogas RNG project progressed with construction on the next phase of 15 dairy digesters, completing construction of a substantial portion of our 32-mile biogas pipeline extension, building the biogas conditioning hub and completing the utility gas pipeline interconnection unit.  We also received a drilling study from Baker Hughes confirming the feasibility of injecting more than two million metric tons per year of CO2 for sequestration in the unique formations under our two biofuels plant sites in California.  Importantly, we recently closed two credit facilities with an aggregate availability of up to $100 million to fund the completion of all of the carbon reduction projects at the Keyes ethanol plant and provide all of the funding prior to project financing for the jet/diesel plant and the two carbon sequestration wells. We invite investors to review the updated Aemetis Corporate Presentation and the Aemetis Investor Presentation on the Aemetis home page prior to the earnings call.”

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-888-506-0062 entry code 395788

Live Participant Dial In (International): +1-973-528-0011 entry code 395788

Webcast URL:  https://www.webcaster4.com/Webcast/Page/2211/44782

For the presentation and details on the call, please visit

http://www.aemetis.com/investors/conference-calls/

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Financial Results for the Three Months Ended December 31, 2021

Revenues were $64.4 million for the fourth quarter of 2021, compared to $37.3 million for the fourth quarter of 2020. The selling price of ethanol increased from $1.60 per gallon during the fourth quarter of 2020 to $3.36 per gallon during the fourth quarter of 2021. The delivered corn price rose from an average of $5.61 per bushel during the fourth quarter of 2020 to $7.23 per bushel during the fourth quarter of 2021. Our California Ethanol and Dairy Natural Gas segments accounted for all of the reported consolidated gross profit in both periods.

Gross profit for the three months ended December 31, 2021 was $12.7 million, compared to a gross loss of $3.4 million during the same period in 2020. The gross profit increase was attributable to stronger ethanol and wet distillers grain pricing during the fourth quarter of 2021 compared to the fourth quarter of 2020.

Selling, general and administrative expenses increased to $7.5 million during the fourth quarter of 2021, compared to $4.3 million during the fourth quarter of 2020, principally due to a $2.5 million non-cash, share based compensation charge.

Operating profit was $5.2 million for the fourth quarter of 2021, compared to an operating loss of $7.7 million during the fourth quarter of 2020.

Net loss was $881 thousand for the fourth quarter of 2021, compared to a net loss of $14.6 million for the fourth quarter of 2020.

Cash at the end of the fourth quarter of 2021 was $7.8 million, compared to $592 thousand at the end of the fourth quarter of 2020.

Financial Results for the Twelve Months Ended December 31, 2021

Revenues were $212 million for the twelve months ended December 31, 2021, compared to $166 million for the same period in 2020. The increase in revenue was primarily attributable to increases in the sales price for ethanol in California from $1.84 per gallon during 2020 to $2.72 per gallon as demand for ethanol increased as recovery from COVID-19 disruptions continued.

Gross profit for the twelve months ended December 31, 2021 was $7.9 million, compared to $11.0 million of gross profit during the same period in 2020, primarily due to the stronger margin associated with high-grade alcohol sales coupled with the lower corn price during the year ended December 31, 2020 in our California Ethanol segment and lower gross margin contribution from our India Biodiesel segment during 2021.

Selling, general and administrative expenses increased to $23.7 million during the twelve months ended December 31, 2021, compared to $16.9 million during the same period in 2020, driven principally from a charge for stock-based compensation, property insurance, and professional services.

Operating loss increased to $15.8 million for the twelve months ended December 31, 2021, compared to an operating loss of $6.1 million for the same period in 2020.

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Interest expense was $24.1 million during the year ended December 31, 2021, excluding accretion and other expense of Series A preferred units in our Aemetis Biogas LLC subsidiary, compared to interest expense of $26.4 million during the year ended December 31, 2020.  Additionally, our Aemetis Biogas LLC subsidiary recognized $7.7 million of accretion in connection with preference payments on its preferred stock during the year ended December 31, 2021 compared to $4.7 million during the same period in 2020.

Net loss was $47.1 million for the twelve months ended December 31, 2021 compared to a net loss of $36.7 million during the same period in 2020.

Cash at the end of the fourth quarter of 2021 increased to $7.8 million compared to $592 thousand at the end of 2020.  Investments in our ultra-low carbon initiatives increased property, plant and equipment by $30.5 million while debt repayments of $55.5 million were made during 2021.  These activities and others were funded with proceeds from equity offerings of $103.6 million.

About Aemetis

Aemetis has a mission to transform renewable energy with below zero carbon intensity transportation fuels. Aemetis has launched the Carbon Zero production process to decarbonize the transportation sector using today’s infrastructure.

Aemetis Carbon Zero products include zero-carbon fuels that can "drop-in" to be used in airplanes, truck, and ship fleets. Aemetis low-carbon fuels have substantially reduced carbon intensity compared to standard petroleum fossil-based fuels across their lifecycle.

Headquartered in Cupertino, California, Aemetis is a renewable natural gas, renewable fuel and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace petroleum-based products and reduce greenhouse gas emissions.  Founded in 2006, Aemetis has completed Phase 1 and is expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas. Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis also owns and operates a 50 million gallon per year production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe.  Aemetis is developing the Carbon Zero sustainable aviation fuel (SAF) and renewable diesel fuel biorefineries in California to utilize distillers corn oil and other renewable oils to produce low carbon intensity renewable jet and diesel fuel using cellulosic hydrogen from waste orchard and forest wood, while pre-extracting cellulosic sugars from the waste wood to be processed into high value cellulosic ethanol at the Keyes plant. Aemetis holds a portfolio of patents and exclusive technology licenses to produce renewable fuels and biochemicals.  For additional information about Aemetis, please visit aemetis.com.

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NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, gain on extinguishment, income tax expense, intangible and other amortization expense, accretion and other expenses of Series A preferred units, depreciation expense, and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison between companies.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements related to our five-year growth plan, development of our sustainable aviation fuel and renewable diesel plant, construction of our Biogas RNG project, development of our carbon sequestration projects and development of our waste wood ethanol and biogas businesses in North America.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties.  Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

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AEMETIS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues	$64,363	$37,330	$211,949	$165,557
Cost of goods sold	51,677	40,702	204,010	154,532
Gross profit (loss)	12,686	(3,372)	7,939	11,025

Research and development expenses	22	38	88	213
Selling, general and administrative expenses	7,454	4,334	23,676	16,882
Operating profit (loss)	5,210	(7,744)	(15,825)	(6,070)

Interest rate expense	5,234	5,987	20,136	22,943
Amortization expense	876	823	3,921	3,401
Accretion of Series A preferred	(210)	586	7,718	4,673
Gain on debt extinguishment	-	-	(1,134)	-
Other expense	326	155	809	548
Loss before income taxes	(1,016)	(15,295)	(47,275)	(37,635)

Income tax benefit	(135)	(713)	(128)	(976)

Net loss	$(881)	$(14,582)	$(47,147)	$(36,659)

Net loss per common share
Basic	$(0.03)	$(0.67)	$(1.54)	$(1.74)
Diluted	$(0.03)	$(0.67)	$(1.54)	$(1.74)

Weighted average shares outstanding
Basic	33,246	21,845	30,682	21,012
Diluted	33,246	21,845	30,682	21,012

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AEMETIS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, unaudited)

	Year ended December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$7,751	$592
Accounts receivable	1,574	1,821
Inventories	5,126	3,969
Prepaid and other current assets	6,242	2,301
Total current assets	20,693	8,683

Property, plant and equipment, net	135,101	109,880
Other assets	5,037	6,576
Total assets	$160,831	$125,139

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$16,415	$20,739
Current portion of long term debt	8,192	44,974
Short term borrowings	14,586	14,541
Mandatorily redeemable Series B convertible preferred stock	3,806	3,252
Accrued property taxes and other liabilities	22,331	18,729
Total current liabilities	65,330	102,235

Total long term liabilities	215,739	207,648

Stockholders' deficit:
Series B convertible preferred stock	1	1
Common stock	33	23
Additional paid-in capital	205,305	93,426
Accumulated deficit	(321,227)	(274,080)
Accumulated other comprehensive loss	(4,350)	(4,114)
Total stockholders' deficit	(120,238)	(184,744)
Total liabilities and stockholders' deficit	$160,831	$125,139

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RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME / (LOSS)

(In thousands, unaudited)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net loss attributable to Aemetis, Inc.	$(881)	$(14,582)	$(47,147)	$(36,659)
Adjustments:
Interest expense	6,110	6,810	24,057	26,344
Depreciation expense	1,342	1,379	5,448	4,894
Accretion of Series A preferred	(210)	586	7,718	4,673
Share-based-compensation	2,527	169	3,928	995
Intangibles and other expense	11	12	46	48
Gain on debt extinguishment	-	-	(1,134)
Income tax benefit	(135)	(713)	(128)	(976)
Total adjustments	9,645	8,243	39,935	35,978
Adjusted EBITDA	$8,764	$(6,339)	$(7,212)	$(681)

PRODUCTION AND PRICE PERFORMANCE

(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
Ethanol and high grade alcohol
Gallons sold (in millions)	15.2	15.4	59.8	60.3
Average sales price/gallon	$3.36	$1.60	$2.72	$1.84
Percent of nameplate capacity	111%	112%	109%	112%
WDG
Tons sold (in thousands)	105	101	404	393
Average sales price/ton	$103	$90	$103	$81
Delivered Cost of Corn
Bushels ground (in millions)	5.4	5.3	20.9	21.1
Average delivered cost/bushel	$7.23	$5.61	$7.52	$5.05
Dairy Renewable Natural Gas
MMBtu sold	13,361	9,388	53,041	9,388
Biodiesel
Metric tons sold (in thousands)		1.7	0.5	16.0
Average sales price/metric ton	$-	$879	$1,024	$863
Percent of nameplate capacity	0%	5%	1%	10%

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